UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 22, 2011

Forest City Enterprises, Inc.

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(Exact name of registrant as specified in its charter)

Ohio	1-4372	34-0863886
____________________	___________	______________
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Terminal Tower, 50 Public Square, Suite 1100, Cleveland, Ohio		44113
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(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	216-621-6060

Not Applicable

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Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)      On September 22, 2011, Linda M. Kane (age 54), Forest City Enterprises, Inc.’s (the “Company”) Senior Vice President and Chief Accounting and Administrative Officer since 2008, was elected by the Board of Directors as the Company’s Treasurer. Ms. Kane will continue to serve as the Company’s Senior Vice President. Upon her election as Treasurer, Ms. Kane no longer serves as the Company’s Chief Accounting and Administrative Officer.

(c)      On September 22, 2011, Charles D. Obert (age 46), the Company’s Vice President and Corporate Controller since 2007, was elected by the Board of Directors as the Company’s Senior Vice President – Corporate Controller, Chief Accounting Officer. Mr. Obert joined the Company in August 2004 as assistant controller.

  There are no additional material plans, contracts or arrangements in connection with Mr. Obert’s new responsibilities to which he will be a party or in which he will participate. To the Company’s knowledge, there are no arrangements or understandings between Mr. Obert and any other person pursuant to which he was designated to perform his new functions.

  The management changes disclosed above are effective immediately and were not due to any disagreement with the Company or concerns relating to the operations, policies or practices of the Company.

(e)      On September 22, 2011 the Company entered into employment agreements with each of David J. LaRue, its President and Chief Executive Officer, and Robert G. O’Brien, its Executive Vice President and Chief Financial Officer (each an “Employment Agreement” and collectively the “Employment Agreements”).

  The Employment Agreements are each effective for a period of three years from June 10, 2011 and shall continue for additional periods of one year until termination by the Company or the officer pursuant to the conditions designated in the respective Employment Agreements including by death, disability, by the Company with or without cause (as described in the Employment Agreements), by the officer with or without good reason (as described in the Employment Agreements) or upon non-renewal of the then current employment term.

  Under the Employment Agreements, Messrs. LaRue and O’Brien will receive initial base salaries of $600,000 and $550,000, respectively, subject to annual adjustments based upon the performance by the respective officers and Company, as well as industry standards. Messrs. LaRue and O’Brien will remain eligible to participate in the Company’s executive short-term (“STIP”) and long-term (“LTIP”) incentive plans in accordance with the terms established by the Company’s Compensation Committee from time to time.

  Subject to certain limitations contained in the Employment Agreements, Messrs. LaRue and O’Brien will be eligible for severance payments and benefits upon termination. Following termination, such officer will generally be entitled to:

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The earned and unpaid portions of his (x) annual base salary, (y) incentive compensation under the STIP and LTIP for the last completed performance period prior to termination and (z) accrued and unused paid-time-off through the date of termination; and

•	Any other amounts or benefits required to be paid or provided or which he is eligible to receive.

Furthermore, subject to the conditions set forth in the Employment Agreements, including the requirement to release all claims against the Company, following termination due to disability, by the Company without cause or by the officer with good reason, such officer shall generally be entitled to:

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Two times the sum of (x) his then current annual base salary, (y) the average of the annual incentives payable to him under the STIP for the previous three full fiscal years prior to the date of termination, and (z) an amount equal to 12 monthly medical and dental COBRA premiums and long-term care premiums based on the level of coverage in effect for him immediately prior to the date of termination;

•	The annual incentive that would have been payable to him under the STIP for the fiscal year during which his termination occurs, prorated through the date of termination;

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In the event termination occurs in the second half of a performance period under the LTIP, the cash and performance share incentives that would have been payable to him under the LTIP at the expiration of the performance period, prorated through the date of termination; and

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Accelerated vesting of any outstanding and unvested restricted shares, restricted share units and stock options held by him (excluding equity awards of which the number of shares earned depends upon performance) with any vested stock options remaining outstanding for the remainder of their term.

Pursuant to the Employment Agreements, Messrs. LaRue and O’Brien each agreed to certain non-solicitation and non-competition provisions applicable during the terms of their respective employments with the Company and for a two-year period following thereafter. In addition, the Employment Agreements also contain customary non-disparagement and confidentiality provisions applicable during and after the terms of their respective employments with the Company.

The Employment Agreements are filed with this Current Report on Form 8-K as Exhibits 10.1 and 10.2. The foregoing discussion of the terms of the Employment Agreements is qualified in its entirety by reference to the full text of such agreements.

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, dated September 22, 2011, by and among David J. LaRue and Forest City Enterprises, Inc.

Exhibit 10.2	Employment Agreement, dated September 22, 2011, by and among Robert G. O’Brien and Forest City Enterprises, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FOREST CITY ENTERPRISES, INC.

By:	/s/ Robert G. O’Brien
Name:	Robert G. O’Brien
Title:	Executive Vice President and Chief Financial Officer

Date: September 26, 2011

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 10.1	Employment Agreement, dated September 22, 2011, by and among David J. LaRue and Forest City Enterprises, Inc.

Exhibit 10.2	Employment Agreement, dated September 22, 2011, by and among Robert G. O’Brien and Forest City Enterprises, Inc.